EXHIBIT 99.1

Reuters
Moody’s affirms Equifax Inc rating
Tuesday October 29, 2:35 pm ET

(Full text of press release provided by Moody’s Investors Service).

MOODY’S ASSIGNS Baa1 RATING TO $250 MILLION SENIOR NOTES OF
EQUIFAX CORP.; OUTLOOK IS STABLE

NEW YORK, Oct 29 – Moody’s Investors Service has affirmed the Baa1 senior unsecured rating of Equifax Inc. and assigned a Baa1 rating to the company’s recently issued $250 million aggregate principal amount of 144A senior unsecured notes due in 2007. The proceeds will be used to pay down amounts outstanding on the company’s revolver, which the company borrowed to complete several cash acquisitions, including its $135 million cash acquisition of Naviant in August 2002. The rating outlook is stable. Equifax’s Baa1 senior unsecured rating and stable outlook are based on the company’s strong credit reporting and marketing information market position, solid free cash flow (operating cash flow less dividends less capital expenditures) approximating $200 million per year, and conservative financial policy to target the application of free cash flow to debt reduction. The rating incorporates the potential for added financial leverage that would be necessary to fund the Computer Sciences Corp. (CSC) put, although Moody’s has reason to believe it will not be exercised in the near term. Moody’s expects the company will continue to maintain strong free cash flow in its North American Information Services operating segment (approximately 80% revenue and 90% of operating profit before corporate expenses for the latest twelve months ended June 30). The fact that mortgage lenders are required to use credit reports from among the big three credit and marketing information services companies, Equifax, Experian, and TransUnion for originating loans for resale into the secondary markets supports credit stability. Database scope among the big three credit and marketing information services companies, in Moody’s opinion, minimizes the risk of backward integration. Moody’s notes that the marketing services business of North American Information Services continues to be negatively affected by macroeconomic weakness, which remains a modest credit concern. Equifax intends to maintain a conservative financial policy targeting the application of free cash flow to debt reduction. Although share repurchase activity resumed in the 3rd quarter of 2001, it is Moody’s opinion that Equifax will limit share repurchase to about $100 million per year and would discontinue share repurchase activity were the CSC put to occur. As of September 30, 2002, Equifax had $223 million remaining on its open market share repurchase authorization. Moody’s expects acquisitions of credit bureaus both domestically and abroad to be normalized at a modest $40 million to $50 million per year in aggregate. Free cash flow of about $200 million in the latest twelve months ended June 30th compares to funded debt of about $800 million. Future ratings decisions will be predicated on Equifax’s ability to reduce its current degree of financial leverage while achieving satisfactory organic growth in new initiatives, including the Internet and international operations. Though somewhat dependent on the mortgage industry and large financial institution customers, North American Information Services revenue sources, including telecommunication and retail credit services, provide satisfactory revenue diversity with no customer accounting for more than 2% of its revenues. Moody’s notes that the acquisition of Naviant provided a company with a database of 100 million unique email addresses and over 30 million unique postal addresses, helping the company to create a greater presence in the online marketing sector and further diversify its revenue-base. Moody’s expects Equifax’s RDC (Regulatory Data Corps) initiative will provide a good opportunity for Equifax revenue and cash flow growth, since it manages RDC’s, global regulatory information database. According to U.S. Patriot Act, financial firms are required to monitor their transactions. RDC, formed by leading financial institutions, enables organizations to comply with regulatory requirements related to money laundering, corruption, fraud, terrorist financing and organized crime. Equifax maintains financial liquidity through its generation of significant free cash flow approximating $200 million or more annually. Further, it has $465 million of revolving credit facilities, comprised of a $160 million 364-day facility expiring October 2003 and a $305 million three-year facility expiring October 2004. Moody’s notes that Equifax has ample room under the 3.0x debt to EBITDA and 4.0x interest coverage covenant requirements of these credit facilities and that the facilities require a representation of no material adverse change a precondition to each borrowing. The company has outstanding credit facility borrowings of about $200 million, which it intends to paydown with proceeds of the current offering. Subsequently, the company intends for the credit facilities to serve as a source of liquidity for the final maturity of $200 million senior notes maturing in June 2003. Other than the June 2003 senior notes, the company has no other public debt maturities until 2005. Headquartered in Atlanta, GA, Equifax Inc. is a leading worldwide supplier of credit reporting and marketing information services.